Press Release

ALPHANET SOLUTIONS ANNOUNCES RETIREMENT OF STANLEY GANG

CEDAR KNOLLS, N.J., September 26, 2001/PR Newswire/ --
AlphaNet Solutions, Inc. (Nasdaq: ALPH news), a leading IT services firm providing network design, operation, management and security, today announced the retirement of Stanley Gang, 66, its founder, Chairman and CEO, effective December 1, 2001. Mr. Gang will continue to serve on AlphaNet's Board of Directors as Chairman of the Board. The Company is conducting a search for a CEO to replace Mr. Gang.

Mr. Gang founded AlphaNet Solutions in 1984, oversaw the Company’s IPO in 1996 and has served at various times as its executive Chairman and/or CEO since then. In commenting on Mr. Gang’s decision to retire, Ira Cohen, Chairman of the Executive Committee of AlphaNet’s Board of Directors, said, “Stan Gang’s visionary leadership in building a fledgling computer business into a multifaceted IT powerhouse serving the networking and technology solutions needs of hundreds of companies in the tri-state region is a lifetime achievement of which he can be justifiably proud. The energy, entrepreneurial spirit and extraordinary dedication he demonstrated in his management role will be missed.”

Vince Tinebra, President and COO, said, “I have enjoyed working with Stan Gang. With Stan’s departure, AlphaNet retains the financial strength and technological versatility to successfully address the needs of its clients.”

About AlphaNet Solutions

AlphaNet Solutions, Inc. is a leading IT professional services firm providing business consulting, infrastructure design, managed services, business continuity planning, and security. AlphaNet Solutions also offers enterprise solutions including remote network management and call center support, as well as professional development. For information on the Company’s complete range of services, please visit AlphaNet’s web site at http://www.alphanetsolutions.com.

Safe Harbor Statement

Certain statements are included in this news release which are not historical and are “forward-looking,” and may be identified by such terms as “expect,” “believe,” “may,” “will,” and “intend” or similar terms. Such forward-looking statements include risks and uncertainties, such as those related to the Company’s contracts and other business risks, including, among other things, general economic conditions, the substantial variability of the Company’s quarterly results, the Company’s substantial reliance upon a concentrated number of key clients, the Company’s ability to recruit and retain qualified technical and sales professionals and other industry-wide market factors, all as detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this document. These forward-looking statements speak only as of the date of this document.